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                                                                  EXHIBIT 99.1

NATIONAL CAPITAL MANAGEMENT CORPORATION AND TELESCENTS, INC. ANNOUNCE COMPLETION OF MERGER

DEER PARK, N.Y., July 28/PRNewswire/ -- TeleScents, Inc. (http://www.fragrancenet.com) and National Capital Management Corporation (OTC Bulletin Board: NCMC - NEWS) today announced the completion of a merger of TeleScents, Inc. with a wholly owned subsidiary of National Capital Management Corporation. It was also announced that National Capital Management Corporation has changed its name to FragranceNet.com, Inc. Beginning August 3, 1999 shares of common stock of FragranceNet.com will cease trading under the symbol "NCMC" and begin trading under the symbol "FRGN".

Jason S. Apfel, President of TeleScents (www.fragrancenet.com), will serve as the new CEO and President of FragranceNet.com. As a result of the merger the board of directors of FragranceNet.com will consist of one current member of the board of directors of National Capital Management Corporation and 3 current members of the board of directors of TeleScents, Inc. and a majority of the voting power of FragranceNet.com, Inc. will be held by the former shareholders of TeleScents, Inc.

Mr. Apfel stated that "The completion of the merger will help us expand upon our leadership position in the booming online fragrance category and will allow us to launch an aggressive marketing effort to increase awareness for the FragranceNet.com brand."

About FragranceNet.com:

Founded in 1997, FragranceNet.com, Inc. operates www.fragrancenet.com, the world's largest pure internet discount fragrance store offering more than 1,200 brand name fragrances at the lowest prices. By combining extensive selection with free US shipping and handling, free gift wrapping and a free gift with every order, FragranceNet.com customers are treated to a unique and easy shopping experience.

About National Capital Management Corporation:

Headquartered in New York, N.Y., National Capital Management Corporation is a holding company that previously operated through its primary subsidiary, National Capital Benefits Corp., which purchased life insurance policies for cash, on a discounted basis, from individuals having life threatening illnesses. In December 1996, the Company made a determination to discontinue this operation and on July 20, 1999 the Company announced it had sold this operation.

This press release contains certain forward-looking statements, which may involve known and unknown material risks, uncertainties and other factors not under the Company's control including without limitation the need for additional financing, the impact of competition, the management of growth, compliance with applicable regulatory requirements, the Company's ability to implement its long term business plan for acquiring complementary businesses, the Company's ability to enter into agreements with marketing or distribution partners, which may cause actual results, performance and achievements of the Company to be materially different from the Company's expectations.